Exhibit 23.3
 [Letterhead of “Ryder Scott Company, L.P.”]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to Marathon Oil Corporation’s interest, which appear in Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580
Houston, Texas
May 25, 2016

SUITE 600, 1015 4TH STREET, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2R 1J4 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258